Exhibit 99.1

STATER BROS. HOLDINGS INC. ANNOUNCES

FIRST QUARTER 2012 FINANCIAL RESULTS –

SALES AND CUSTOMER COUNTS INCREASE

SAN BERNARDINO, CALIFORNIA (February 07, 2012)-Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2012 ended December 25, 2011.

The Company’s sales increased 6.86% in the first quarter of fiscal 2012 compared to the same period of the prior year. Like store sales also increased 6.86% or $61.7 million for the thirteen weeks ended December 25, 2011 compared to the thirteen weeks ended December 26, 2010. Consolidated sales in the first quarter of fiscal 2012 were $960.7 million compared to $899.0 million in the first quarter of fiscal 2011.

Customer counts increased by over one million for the quarter.

As a result of the Company’s debt refinancing in the first quarter of fiscal 2011 wherein the Company reduced its debt load by approximately $125 million and reduced its overall borrowing rate on outstanding debt, the Company’s interest expense was lower in the first quarter of fiscal 2012 compared the first quarter of fiscal 2011. Interest expense in the first quarter of fiscal 2011 was $19.2 million and included a $3.3 million write-off the unamortized portion of deferred offering costs on its retired debt. Interest expense in the first quarter of fiscal 2012 was $11.9 million a reduction of $7.3 million over the same period of the prior year. In the first quarter of the prior year, the Company also incurred $1.8 million of tender premium expense associated with the early retirement of debt.

The Company reported net income for the thirteen week first quarter ended December 25, 2011 of $9.0 million compared to net income for the thirteen week first quarter ended December 26, 2010 of $2.8 million.

Brown said, “In the first quarter of fiscal 2012, our ‘Valued Customers’ and new customers have continued to respond favorably to our marketing plan of providing them with low prices, quality and value that they experience on each of their visits to our supermarkets.

During these continuing tough economic times that has had such a negative effect on our customers’ family budgets, we remain committed to providing value so our customers get the most out of their shopping dollars as we help share their financial burden.

Due to the refinancing of a significant portion of our debt in the first quarter of fiscal 2011, we have reduced interest expense. We have been able to use these savings to provide our ‘Valued Customers’ with the low prices, value and quality they have come to expect from their ‘Neighborhood Hometown’ Stater Bros. Market.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2011 of $3.7 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS ... PROUDLY SOUTHERN CALIFORNIA FAMILIES FOR 76 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/25/11	12/25/11
Assets
Current assets
Cash and cash equivalents	$235,784	$231,337
Restricted cash	3,121	—
Receivables, net	32,166	40,142
Inventories	231,121	260,690
Other	43,299	48,205

Total current assets	545,491	580,374
Property and equipment, net	625,423	623,480
Deferred debt issuance costs, net	10,690	10,124
Other	51,163	54,083

Total assets	$1,232,767	$1,268,061

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$141,030	$167,813
Accrued expenses and other liabilities	164,527	160,383
Current portion of long-term debt	39,905	37,486

Total current liabilities	345,462	365,682
Long-term debt, less current portion	642,577	643,128
Capital lease obligations, less current portion	1,099	1,417
Other long-term liabilities	162,865	173,060
Total stockholder’s equity	80,764	84,774

Total liabilities and stockholder’s equity	$1,232,767	$1,268,061

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended 12/26/10	13 Weeks Ended 12/25/11
Sales	$899,037	$960,724
Gross profit	238,773	259,681
Operating expenses:
Selling, general and administrative expenses	200,856	221,871
Depreciation and amortization	12,444	11,412

Total operating expenses	213,300	233,283

Operating profit	25,473	26,398
Interest income	259	36
Interest expense	(20,973)	(11,949)
Other income (expenses), net	(92)	639

Income before income taxes	4,667	15,124
Income taxes	1,826	6,114

Net income	$2,841	$9,010